Exhibit 10.189

MSCI Inc. Clawback Policy

The MSCI Inc. Clawback Policy (the “Clawback Policy”) applies to certain compensation paid to Covered Executives (as defined below) of MSCI Inc. (the “Company”), to the extent permitted by applicable law.

Pursuant to the Clawback Policy, the Compensation & Talent Management Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), may, in its discretion and in accordance with principles established by the Committee from time to time, approve, and recommend for approval by the non-employee directors of the Board (the “Non-Employee Directors”), the recoupment, repayment or forfeiture, as applicable, of any Incentive-based Compensation (as defined below) paid to the Covered Executives, as follows (each, a “Trigger Event”):

(1)

in the event of a Financial Restatement (as defined below), the Committee may seek to recover from such Covered Executive any Excess Compensation (as defined below) “received” by such Covered Executive during the two-year period immediately preceding the date that the Board (or a committee thereof) determines that the Company’s previously issued financial statements contain a material error;

(2)

in the event of a Covered Measure Restatement (as defined below), the Committee may seek to recover from such Covered Executive any Excess Compensation “received” by such Covered Executive during the two-year period immediately preceding the date that the Board (or a committee thereof) determines that the previously determined level of achievement of the Covered Measured (as defined below) contained a material error;

(3)

in the event the Committee determines that, based on evidence that is probative in a lawsuit, the level of achievement of the applicable Covered Measure was primarily based on, affected by, or a result of, such Covered Executive’s Detrimental Conduct (as defined below), the Committee may seek to recover from such Covered Executive any Covered Compensation that was (A) impacted by such Covered Measure and (B) “received” by such Covered Executive in respect of any applicable performance period to which such Detrimental Conduct relates (but in no event to exceed the two-year period immediately preceding the date on which such Covered Executive engaged in such Detrimental Conduct (or the date on which the Committee discovers that such Covered Executive engaged in such Detrimental Conduct)); and

(4)

in the event the Committee determines that, based on evidence that is probative in a lawsuit, the Covered Executive has engaged in Detrimental Conduct that has caused material financial or reputational harm to the Company, regardless of whether such Detrimental Conduct results in a Restatement Event (as defined below), the Committee may seek to recover from such Covered Executive any Incentive-based Compensation (including, for the avoidance of doubt, any Incentive-based Compensation that is (A) subject to only service-

vesting conditions, (B) awarded solely at the discretion of the Board or the Committee or (C) earned based on subjective standards, key performance indicators or other strategic or operational measures) “received” by such Covered Executive during the two-year period immediately preceding the date on which such Covered Executive engaged in such Detrimental Conduct (or the date on which the Committee discovers that such Covered Executive engaged in such Detrimental Conduct).

For purposes of the Clawback Policy, compensation is deemed to be “received” by a Covered Executive if it is granted to such Covered Executive or becomes vested or earned, or is settled or paid to such Covered Executive.

For purposes of the Clawback Policy, the following terms have the following meanings:

“Covered Compensation” means any Incentive-Based Compensation that is granted, earned and/or vested based wholly or in part upon the achievement of a Covered Measure.

“Covered Executive” means any current or former (a) “officer” of the Company (as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended), as determined from time to time by the Board, or (b) member of the Executive Committee of the Company.

“Covered Measure” means any objective financial, operational, stock price or total shareholder return measure.

“Covered Measure Restatement” means a restatement or adjustment of the achievement of a Covered Measure to correct a material error and results in the amount of Covered Compensation actually paid to a Covered Executive to exceed 10% of the amount of Covered Compensation that would have been paid to the Covered Executive as calculated based on the Restatement Event.

“Detrimental Conduct” means the Covered Executive’s (a) willful misconduct or breach of a fiduciary duty, (b) conviction of, or having entered a plea bargain or settlement admitting guilt for, any crime of moral turpitude or felony under any applicable law, (c) commission of an act of fraud, embezzlement or misappropriation, in each of the clauses (a)-(c), with respect to the Company or any of its subsidiaries, (d) breach of any restrictive covenant to which such Covered Executive is subject contained in any applicable agreement or arrangement with the Company or any of its subsidiaries, (e) failure to take action with respect to any acts or conduct described in clauses (a) through (d) taken by another person that the Covered Executive has actual knowledge of or (f) directing any other person to take any of the actions described in clauses (a) through (d).

“Excess Compensation” means an amount equal to the excess, if any, of (a) the amount of Covered Compensation actually paid to a Covered Executive over (b) the amount of Covered Compensation that would have been paid to the Covered Executive as calculated based on the Restatement Event; provided, that if the applicable Covered Measure is a stock price or total shareholder return measure, such Excess Compensation may be calculated based on the

Committee’s reasonable estimate of the effect of the Restatement Event on the price of a share of Company common stock.

“Financial Restatement” means a restatement of the Company’s financial statements in order to correct a material error.

“Incentive-based Compensation” means any sign-on, annual or long-term cash or equity incentive compensation.

“Restatement Event” means any Financial Restatement or a Covered Measure Restatement.

The amount of any Incentive-based Compensation subject to recoupment, repayment or forfeiture under the Clawback Policy, as applicable, will be determined by the Committee in its discretion, subject to the terms of the Clawback Policy. Any recoupment of Incentive-based Compensation may be made on a pre-tax or post-tax basis, as determined in the discretion of the Committee; provided that, in circumstances where the applicable Trigger Event does not involve any Detrimental Conduct by the Covered Executive, any such recoupment will be on a post-tax basis.

In determining the amount of the recoupment, recovery or forfeiture, as applicable, the Committee will take into consideration all relevant factors, including the nature and severity of any Detrimental Conduct and its impact on the Company and the amount of Incentive-based Compensation the Covered Executive would have received had such Detrimental Conduct been known or otherwise not occurred or had such Company financials and/or Covered Measures been accurately reported or had not otherwise contained a material error, as applicable.  The Committee will have the authority to take any and all steps necessary to ensure the applicable amount of such Incentive-based Compensation is recovered.

All determinations by the Committee regarding the recoupment, repayment or forfeiture of Incentive-based Compensation under the Clawback Policy will be subject to review and final approval by the Non-Employee Directors.

Any recovery, recoupment or forfeiture of compensation under this Policy shall be in addition to any other remedies that may be available to the Company, the Board or the Committee under the MSCI Inc. 2016 Omnibus Incentive Plan, the MSCI Inc. Annual Incentive Plan (or any award thereunder) or any other Company plan, policy or arrangement, as well as applicable law or stock market or exchange rules or regulations. To the extent that any applicable law or stock market or exchange rules or regulations permit or require recovery of compensation in circumstances in addition to those specified herein, nothing in the Clawback Policy will be deemed to limit or restrict the right or obligation of the Company to recover such compensation to the fullest extent required by such law, rules or regulations.

The Clawback Policy may be amended or terminated by the Committee at any time, subject to approval by the Board. The Clawback Policy will be reviewed and modified if necessary to ensure compliance with applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Effective Date: The Clawback Policy will apply to Incentive-based compensation granted on or after February 7, 2019